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                                                                    Exhibit 10.1

                              As of August 20, 2004

Marc B. Nelson, O.D.
55 Cameo Drive
Cherry Hill, New Jersey 08003

Re:      Consulting Arrangement

Dear Marc:

         This letter will confirm the agreement we reached on August 20, 2004, with respect to consulting services you have agreed to perform personally on behalf of National Vision, Inc. You have agreed to identify and recruit optometrists on behalf of the Company, particularly with respect to our new free-standing locations. You will also provide related services that we may reasonably request, including providing advice and assistance to optometrists who are relocating their practices adjacent to these new locations. Your services may involve participation in continuing education and similar programs. We will of course reimburse you for your reasonable out-of-pocket expenses.

         We will pay you annual compensation of $60,000, payable at the rate of $150 per hour. We therefore expect that you will provide 400 hours of service during the year. Any shortfall or overage in the number of hours will be reconciled quarterly. You will document your provision of these services and provide us the documentation upon our request.

         We agree that the compensation payable under this agreement does not take into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare, Medicaid or other federal health care programs.

         This agreement will have a one year term expiring on August 20, 2005. We agree and understand that we will not amend this agreement before August 20, 2005. Either party may, however, terminate this agreement on 30 days notice at any time, for any or no reason.

         This agreement is subject to approval of the Audit Committee of the Board of Directors of the Company.


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         Thank you for your cooperation and we look forward to working with you.

         Please sign the enclosed copy of this letter and return it to me in the enclosed envelope to confirm our agreement.

         With best regards.

                                                     Very truly yours,

                                                     Robert W. Stein
                                                     Senior Vice President,
                                                     Professional and Managed
                                                     Care Development

MG/mkh

Agreed and confirmed:




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Marc B. Nelson, O.D.